Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	July 20, 2018
CONTACT:	Thomas D. Cestare
Executive Vice President and Chief Financial Officer
PHONE:	(215) 864-6009

BENEFICIAL BANCORP, INC. ANNOUNCES SECOND QUARTER RESULTS AND CASH DIVIDEND TO SHAREHOLDERS

PHILADELPHIA, PENNSYLVANIA, July 20, 2018 — Beneficial Bancorp, Inc. (“Beneficial”) (NASDAQ GS: BNCL), the parent company of Beneficial Bank (the “Bank”), today announced its financial results for the three and six months ended June 30, 2018.  Beneficial recorded net income of $11.9 million and $21.7 million, or $0.16 and $0.30 per diluted share, for the three and six months ended June 30, 2018, respectively, compared to net income of $9.5 million and $17.8 million, or $0.13 and $0.24 per diluted share, for the three and six months ended June 30, 2017.

On July 19, 2018, the Company declared a cash dividend of 6 cents per share, payable on or after August 9, 2018, to common shareholders of record at the close of business on July 30, 2018.

Highlights for the three and six months ended June 30, 2018 are as follows:

•                                          Net interest margin totaled 3.34% and 3.28% for the three and six months ended June 30, 2018 compared to 3.07% and 3.06% for the same periods in 2017, respectively.  Net interest income increased $3.4 million, or 8.1%, and $5.8 million, or 7.0%, for the three and six months ended June 30, 2018 compared to the same periods in the prior year.  During the three months ended June 30, 2018, the net interest margin was benefited $1.7 million, or 13 basis points, by loan prepayment income.  Net interest margin and net interest income also increased due to higher yields on the investment and loan portfolios following the recent Federal Reserve Bank federal funds rate increases.

•                                          During the six months ended June 30, 2018, our core commercial real estate portfolio increased $20.2 million, 2.4% annualized growth, and our residential real estate portfolio increased $27.1 million, 5.7% annualized growth.

•                                          Net charge-offs for the six months ended June 30, 2018, totaled $2.9 million, or 14 basis points annualized of average loans, compared to net charge-offs of $1.3 million, or 6 basis points annualized of average loans, in the same period in 2017.

•                                          During the three and six months ended June 30, 2018, the Company recorded a $523 thousand and an $831 thousand net gain on the sale of $7.3 million and $12.1 million of the guaranteed portion of SBA loans, respectively.

•                                          Asset quality metrics continued to remain strong with non-performing assets to total assets, excluding government guaranteed student loans, of 0.36% as of June 30, 2018.  Our allowance for loan losses totaled $43.1 million, or 1.07% of total loans, as of June 30, 2018, compared to $43.3 million, or 1.07% of total loans, as of December 31, 2017.

•                                          Our effective tax rate decreased to 23.9% and 23.1% for the three and six months ended June 30, 2018 compared to 33.3% and 31.6% for the same periods in the prior year as a result of the Tax Cuts and Jobs Act of 2017, which was enacted on December 22, 2017 and lowered the federal corporate tax rate to 21% from 35%.

•                                          During the six months ended June 30, 2018, the Company purchased 945,400 shares under its previously announced stock repurchase plan.  Our tangible capital to tangible assets increased to 15.19% at June 30, 2018, compared to 15.17% at June 30, 2017.  Tangible book value per share totaled $11.35 at June 30, 2018.

Gerard Cuddy, Beneficial’s President and CEO, stated “Our financial results continue to improve, driven by a rise in interest rates, continued favorable asset quality and management of our expense base.  We are seeing some growth in our commercial real estate and residential lending businesses in line with the overall growth rate of the economy.  We are working diligently to build out the Neumann Finance team and infrastructure and expect to start booking leases late in the third quarter 2018 which we expect to positively impact future loan and revenue growth.”

Balance Sheet

Total assets decreased $28.5 million, or 0.5%, to $5.77 billion at June 30, 2018, compared to $5.80 billion at December 31, 2017.  The decrease in total assets was primarily due to a decrease in total investment securities and loans, partially offset by an increase in cash and cash equivalents.

Cash and cash equivalents increased $29.2 million, or 5.2%, to $586.8 million at June 30, 2018, from $557.6 million at December 31, 2017.  The increase in cash and cash equivalents was primarily driven by investment maturities and repayments and a decrease in our total loan portfolio.

Investments decreased $54.8 million, or 6.3%, to $816.1 million at June 30, 2018, compared to $870.8 million at December 31, 2017. We continue to focus on maintaining a high quality investment portfolio that provides a steady stream of cash flows both in the current and in rising interest rate environments.

Loans decreased $10.8 million, or 0.3%, to $4.02 billion at June 30, 2018, from $4.03 billion at December 31, 2017.  During the six months ended June 30, 2018, our core commercial real estate portfolio increased $20.2 million, or 2.4% annualized growth, and our residential real estate portfolio increased $27.1 million, representing 5.7% annualized growth.   However, this growth was offset by a $60.5 million decrease in our total consumer loan portfolio, which was due primarily to a $33.8 million decrease in indirect auto loans resulting from our planned run-off of this portfolio segment.  As previously disclosed, we decided to exit the indirect lending business in the first quarter of 2017.

Deposits increased $10.0 million, or 0.2%, to $4.16 billion at June 30, 2018, from $4.15 billion at December 31, 2017.  Deposit growth was primarily achieved through organic core deposit growth of $55.4 million in interest business checking accounts and $24.4 million of growth in time deposits, partially offset by the maturity of $74.6 million of higher cost brokered certificates of deposit, which we did not renew given our excess liquidity position.

Borrowings decreased $25.4 million to $515.0 million at June 30, 2018.  During the six months ended June 30, 2018, the Company paid off $25.8 million of a higher cost trust preferred debenture.

Stockholders’ equity decreased $12.3 million, or 1.2%, to $1.02 billion at June 30, 2018, from $1.03 billion at December 31, 2017.  The decrease in stockholders’ equity was primarily due to the declaration of cash dividends and stock repurchases, partially offset by net income of $21.7 million.

Net Interest Income

For the three months ended June 30, 2018, net interest income was $45.1 million, an increase of $3.4 million, or 8.1%, from the three months ended June 30, 2017. The increase in net interest income was primarily due to an increase in yields on the investment and loan portfolios following recent Federal Reserve Bank federal funds rate increases. The Company paid off $25.8 million of a higher cost trust preferred debenture during the three months ended March 31, 2018. The net interest margin totaled 3.34% for the quarter ended June 30, 2018 as compared to 3.07% for the same period in 2017. During the three months ended June 30, 2018, the net interest margin was positively impacted by 13 basis points due to loan prepayments compared to a 3 basis point positive impact during the three months ended June 30, 2017. Also during the three months ended June 30, 2018, the net interest margin was negatively impacted 13 basis points by higher cash levels due to slower than anticipated loan growth as average cash for the period totaled $512.9 million, an increase of $170.5 million from $342.4 million during the three months ended June 30, 2017.

For the six months ended June 30, 2018, Beneficial reported net interest income of $88.3 million, an increase of $5.8 million, or 7.0%, from the six months ended June 30, 2017. The increase in net interest income was primarily due to an increase in yields on the investment and loan portfolios following recent Federal Reserve Bank federal funds rate increases.  Our net interest margin increased to 3.28% for the six months ended June 30, 2018, from 3.06% for the same period in 2017.

Non-interest Income

For the three months ended June 30, 2018, non-interest income totaled $7.4 million, a decrease of $37 thousand, or 0.5%, from the three months ended June 30, 2017.  The decrease was primarily due to a $331 thousand net decrease in income from bank-owned life insurance, partially offset by a $239 thousand increase in the net gain on the sale of SBA loans recorded during the three months ended June 30, 2018 compared to the same period in the prior year.

For the six months ended June 30, 2018, non-interest income totaled $14.0 million, a decrease of $440 thousand, or 3.0%, from the six months ended June 30, 2017.  The decrease was primarily due to a $335 thousand net decrease in income from bank-owned life insurance recorded during the six months ended June 30, 2018 compared to the same period in the prior year.

Non-interest Expense

For the three months ended June 30, 2018, non-interest expense totaled $35.3 million, an increase of $1.1 million, or 3.1%, from the three months ended June 30, 2017.  The increase in non-interest expense was primarily due to an increase in salaries and employee benefits of $1.2 million due primarily to enhanced medical coverage provided to our entire employee base, annual merit increases, an increase to our minimum wage and the costs associated with the build out of Neumann Finance.

For the six months ended June 30, 2018, non-interest expense totaled $71.6 million, an increase of $2.1 million, or 3.0%, from the six months ended June 30, 2017. The increase in non-interest expense was primarily due to an increase in salaries and employee benefits of $2.3 million due primarily to enhanced medical coverage provided to our entire employee base, annual merit increases, an increase in our minimum wage and the costs associated with the build out of Neumann Finance.  Marketing expense increased $1.3 million due to the production and airing of a new television commercial. These increases were partially offset by a decline of $740 thousand in intangible amortization expense as a result of certain intangible assets reaching the end of their estimated lives, as well as an $837 thousand decrease in other expenses primarily due to declines in loan and on-line banking expenses.

Income Taxes

For the three months ended June 30, 2018, we recorded a provision for income taxes of $3.7 million, reflecting an effective tax rate of 23.9%, compared to a provision for income taxes of $4.7 million, reflecting an effective tax rate of 33.3% for the three months ended June 30, 2017.  For the six months ended June 30, 2018, we recorded a provision for income taxes of $6.5 million, reflecting an effective tax rate of 23.1%, compared to a provision for income taxes of $8.2 million, reflecting an effective tax rate of 31.6%, for the six months ended June 30, 2017.  The decrease in the effective tax rate in the three and six months ended June 30, 2018 compared to the same period a year ago is primarily due to the passage of the Tax Cuts and Jobs Act of 2017, which was enacted on December 22, 2017 and lowered the federal corporate tax rate to 21% from 35%.

Asset Quality

Non-accruing loans, excluding government guaranteed student loans, increased $365 thousand to $20.9 million at June 30, 2018, compared to $20.5 million at December 31, 2017.  Our ratio of non-performing assets to total assets, excluding government guaranteed student loans, remained the same at 0.36% at both June 30, 2018 and December 31, 2017.  As a result of charge-offs, we recorded a $1.7 million and $2.7 million provision for loan losses during the three and six months ended June 30, 2018, respectively, compared to a $750 thousand and $1.4 million provision for loan losses during the same periods in the prior year.  Our allowance for loan losses totaled $43.1 million, or 1.07% of total loans, as of June 30, 2018, compared to $43.1 million, or 1.07% of total loans, as of March 31, 2018, and $43.3 million, or 1.07% of total loans, as of December 31, 2017.

Capital

Beneficial’s and the Bank’s capital position remains strong relative to current regulatory requirements. Beneficial and the Bank continue to have substantial liquidity that has been retained in cash or invested in high quality government-backed securities. As of June 30, 2018, Beneficial’s tangible capital to tangible assets totaled 15.19%. In addition, at June 30, 2018, we had the ability to borrow up to $2.2 billion combined from the Federal Home Loan Bank of Pittsburgh and the Federal

Reserve Bank of Philadelphia. Beneficial’s capital ratios are considered to be well capitalized and are as follows:

				Minimum Well	Excess Capital
	6/30/2018	12/31/2017	6/30/2017	Capitalized Ratio	6/30/2018

Tier 1 Leverage (to average assets)	15.65%	16.19%	16.06%	5.0%	$593,322
Common Equity Tier 1 Capital (to risk weighted assets)	21.69%	22.12%	20.88%	6.5%	610,602
Tier 1 Capital (to risk weighted assets)	21.69%	22.76%	21.47%	8.0%	550,319
Total Capital Ratio (to risk weighted assets)	22.77%	23.84%	22.51%	10.0%	513,135

The Bank’s capital ratios are considered to be well capitalized and are as follows:

				Minimum Well	Excess Capital
	6/30/2018	12/31/2017	6/30/2017	Capitalized Ratio	6/30/2018

Tier 1 Leverage (to average assets)	13.20%	14.46%	14.75%	5.0%	$456,616
Common Equity Tier 1 Capital (to risk weighted assets)	18.31%	20.34%	19.74%	6.5%	474,069
Tier 1 Capital (to risk weighted assets)	18.31%	20.34%	19.74%	8.0%	413,835
Total Capital Ratio (to risk weighted assets)	19.38%	21.42%	20.77%	10.0%	376,716

Maintaining strong capital levels remains one of our top priorities.  Our capital levels are in excess of well capitalized levels under Basel III regulatory requirements.

About Beneficial Bancorp, Inc.

Beneficial is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853. The Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 61 offices in the greater Philadelphia and South New Jersey regions. Insurance services are offered through Beneficial Insurance Services, LLC, which is a wholly owned subsidiary of the Bank. Equipment leasing services are offered through Beneficial Equipment Leasing Corporation, which is a wholly owned subsidiary of the Bank.  For more information about the Bank and Beneficial, please visit www.thebeneficial.com.

Forward Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows, changes in the quality or composition of Beneficial’s loan or investment portfolios, our ability to successfully integrate the assets, liabilities, customers, systems and employees of Conestoga Bank into our operations and our ability to realize related revenue synergies and cost savings within expected time frames. Additionally, other risks and uncertainties may be described in Beneficial’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, Beneficial assumes no obligation to update any forward-looking statements.

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except share amounts)

	June 30,	March 31,	December 31,	June 30,
	2018	2018	2017	2017
ASSETS:
Cash and cash equivalents:
Cash and due from banks	$52,440	$40,306	$45,048	$50,078
Interest-bearing deposits	534,353	562,350	512,567	333,306
Total cash and cash equivalents	586,793	602,656	557,615	383,384

Investment securities:
Available-for-sale	294,428	301,920	310,308	427,174
Held-to-maturity	498,454	517,453	537,302	540,057
Federal Home Loan Bank stock, at cost	23,182	23,210	23,210	23,210
Total investment securities	816,064	842,583	870,820	990,441

Loans and leases:	4,023,310	4,003,465	4,034,130	4,094,732
Allowance for loan and lease losses	(43,068)	(43,108)	(43,267)	(43,350)
Net loans and leases	3,980,242	3,960,357	3,990,863	4,051,382

Accrued interest receivable	18,152	18,077	17,512	16,897

Bank premises and equipment, net	68,259	69,436	70,573	72,982

Other assets:
Goodwill	169,002	169,002	169,002	169,002
Bank owned life insurance	81,207	80,594	80,172	80,952
Other intangibles	2,486	2,685	2,884	3,309
Other assets	48,106	43,533	39,387	60,614
Total other assets	300,801	295,814	291,445	313,877
Total assets	$5,770,311	$5,788,923	$5,798,828	$5,828,963

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Deposits:
Non-interest bearing deposits	$592,375	$564,450	$563,185	$568,391
Interest bearing deposits	3,568,131	3,623,612	3,587,308	3,616,645
Total deposits	4,160,506	4,188,062	4,150,493	4,185,036
Borrowed funds	515,000	515,000	540,439	540,432
Other liabilities	72,213	69,750	73,006	73,291
Total liabilities	4,747,719	4,772,812	4,763,938	4,798,759
Commitments and contingencies
Stockholders’ equity:
Preferred stock — $.01 par value	—	—	—	—
Common stock — $.01 par value	847	845	845	843
Additional paid-in capital	807,616	802,056	799,658	789,356
Unearned common stock held by employee stock ownership plan	(25,844)	(26,461)	(27,078)	(28,312)
Retained earnings	405,395	397,799	405,497	408,162
Accumulated other comprehensive loss, net	(29,406)	(30,108)	(26,127)	(24,483)
Treasury stock, at cost	(136,622)	(128,545)	(118,497)	(115,362)
Total Beneficial Bancorp, Inc. stockholders’ equity	1,021,986	1,015,586	1,034,298	1,030,204
Noncontrolling interest	606	525	592	—
Total stockholders’ equity	1,022,592	1,016,111	1,034,890	1,030,204
Total liabilities and stockholders’ equity	$5,770,311	$5,788,923	$5,798,828	$5,828,963

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2018	2018	2017	2018	2017
INTEREST INCOME:
Interest and fees on loans and leases	$45,415	$43,054	$42,211	$88,468	$83,698
Interest on overnight investments	2,314	2,055	897	4,369	1,426
Interest and dividends on investment securities:
Taxable	4,868	5,119	5,416	9,987	10,773
Tax-exempt	18	18	18	36	40
Total interest income	52,615	50,246	48,542	102,860	95,937

INTEREST EXPENSE:
Interest on deposits:
Interest bearing checking accounts	648	639	617	1,287	1,219
Money market and savings deposits	1,930	1,485	1,491	3,415	2,952
Time deposits	2,704	2,576	2,310	5,280	4,497
Total	5,282	4,700	4,418	9,982	8,668
Interest on borrowed funds	2,208	2,345	2,367	4,553	4,737
Total interest expense	7,490	7,045	6,785	14,535	13,405
Net interest income	45,125	43,201	41,757	88,325	82,532
Provision for loan and lease losses	1,666	999	750	2,665	1,350
Net interest income after provision for loan and lease losses	43,459	42,202	41,007	85,660	81,182

NON-INTEREST INCOME:
Insurance and advisory commission and fee income	1,402	1,923	1,626	3,325	3,719
Service charges and other income	5,232	4,196	5,353	9,428	9,451
Mortgage banking and SBA income	703	468	444	1,171	1,323
Net gain (loss) on investment securities	46	77	(3)	123	(6)
Total non-interest income	7,383	6,664	7,420	14,047	14,487

NON-INTEREST EXPENSE:
Salaries and employee benefits	19,748	19,957	18,557	39,705	37,385
Occupancy expense	2,489	3,031	2,538	5,520	5,273
Depreciation, amortization and maintenance	2,295	2,282	2,397	4,577	4,813
Marketing expense	1,474	1,920	1,039	3,394	2,141
Intangible amortization expense	199	199	570	398	1,138
FDIC insurance	413	429	438	842	870
Professional fees	1,200	1,037	1,001	2,237	2,212
Classified loan and other real estate owned related expense	364	224	262	588	530
Other	7,105	7,278	7,412	14,382	15,219
Total non-interest expense	35,287	36,357	34,214	71,643	69,581

Income before income taxes	15,555	12,509	14,213	28,064	26,088
Income tax expense	3,711	2,785	4,728	6,496	8,248

CONSOLIDATED NET INCOME	$11,844	$9,724	$9,485	$21,568	$17,840
Net loss attributable to noncontrolling interest	(94)	(67)	—	(161)	—
NET INCOME ATTRIBUTABLE TO BENEFICIAL BANCORP, INC.	$11,938	$9,791	$9,485	$21,729	$17,840

EARNINGS PER SHARE — Basic	$0.16	$0.13	$0.13	$0.30	$0.24
EARNINGS PER SHARE — Diluted	$0.16	$0.13	$0.13	$0.30	$0.24

DIVIDENDS DECLARED PER SHARE	$0.06	$0.31	$0.06	$0.37	$0.12

Average common shares outstanding — Basic	70,621,336	70,903,395	70,630,256	70,761,586	70,337,425
Average common shares outstanding — Diluted	71,233,890	71,536,544	71,168,059	71,385,042	70,993,059

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Selected Consolidated Financial and Other Data

(Dollars in thousands)

	For the Three Months Ended						For the Six Months Ended
	June 30, 2018		March 31, 2018		June 30, 2017		June 30, 2018		June 30, 2017
	Average	Yield /	Average	Yield /	Average	Yield /	Average	Yield /	Average	Yield /
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate

Investment securities:	$1,344,525	2.14%	$1,395,784	2.06%	$1,351,585	1.88%	$1,370,013	2.10%	$1,329,269	1.84%
Overnight investments	512,857	1.78%	537,611	1.53%	342,350	1.05%	525,166	1.65%	302,202	0.95%
Stock	23,183	6.39%	23,213	8.14%	23,211	4.66%	23,198	7.26%	22,880	4.66%
Other investment securities	808,485	2.23%	834,960	2.24%	986,024	2.09%	821,649	2.24%	1,004,187	2.05%

Loans and leases:	4,020,939	4.50%	4,010,689	4.30%	4,065,523	4.14%	4,015,840	4.40%	4,064,344	4.12%
Residential	958,698	3.91%	945,042	3.92%	894,754	4.02%	951,908	3.91%	894,672	3.95%
Commercial real estate	1,686,332	4.61%	1,676,673	4.26%	1,681,138	4.08%	1,681,529	4.43%	1,662,032	4.07%
Business and small business	870,986	4.78%	854,654	4.66%	861,321	4.30%	862,863	4.72%	863,654	4.31%
Personal	504,923	4.74%	534,320	4.56%	628,310	4.23%	519,540	4.65%	643,986	4.20%

Total interest earning assets	$5,365,464	3.90%	$5,406,473	3.73%	$5,417,108	3.57%	$5,385,853	3.82%	$5,393,613	3.56%

Deposits:	$3,590,481	0.59%	$3,617,339	0.53%	$3,647,270	0.49%	$3,603,836	0.56%	$3,650,952	0.48%
Savings	1,303,878	0.45%	1,292,482	0.34%	1,306,201	0.34%	1,298,211	0.40%	1,298,347	0.34%
Money market	412,282	0.47%	419,881	0.37%	443,858	0.34%	416,061	0.42%	446,136	0.34%
Demand	958,581	0.25%	938,808	0.25%	913,309	0.24%	948,749	0.25%	915,150	0.24%
Demand - municipals	106,638	0.16%	120,453	0.20%	122,547	0.22%	113,508	0.18%	125,489	0.20%
Total core deposits	2,781,379	0.37%	2,771,624	0.31%	2,785,915	0.30%	2,776,529	0.34%	2,785,122	0.30%

Time deposits	809,102	1.34%	845,715	1.24%	861,355	1.08%	827,307	0.56%	865,830	1.05%

Borrowings	515,000	1.70%	535,403	1.75%	540,429	1.73%	525,145	1.72%	531,891	1.77%

Total interest bearing liabilities	$4,105,481	0.73%	$4,152,742	0.69%	$4,187,699	0.65%	$4,128,981	0.71%	$4,182,843	0.65%

Non-interest bearing deposits	555,273		537,107		530,046		546,240		518,137

Net interest margin		3.34%		3.20%		3.07%		3.28%		3.06%

ASSET QUALITY INDICATORS

	June 30,	March 31,	December 31,	June 30,
(Dollars in thousands)	2018	2018	2017	2017

Non-performing assets:
Non-accruing loans	$20,886	$23,292	$20,521	$21,164
Accruing loans past due 90 days or more	22,204	21,310	14,152	16,111
Total non-performing loans	$43,090	$44,602	$34,673	$37,275

Real estate owned	102	204	189	300

Total non-performing assets	$43,192	$44,806	$34,862	$37,575

Non-performing loans to total loans and leases	1.07%	1.11%	0.86%	0.91%
Non-performing assets to total assets	0.75%	0.77%	0.60%	0.64%
Non-performing assets less accruing government guaranteed student loans past due 90 days or more to total assets	0.36%	0.41%	0.36%	0.37%
ALLL to total loans and leases	1.07%	1.08%	1.07%	1.06%
ALLL to non-performing loans	99.95%	96.65%	124.79%	116.30%
ALLL to non-performing loans, excluding government guaranteed student loans	206.21%	185.08%	210.84%	204.83%

Key performance ratios (annualized) are as follows for the three and six months ended (unaudited):

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	December 31,	June 30,
	2018	2018	2017	2018	2017
PERFORMANCE RATIOS:
(annualized)
Return on average assets	0.83%	0.68%	(0.25)%	0.75%	0.62%
Return on average assets (excluding tax reform act impact)	0.83%	0.68%	0.65%	0.75%	0.62%
Return on average equity	4.67%	3.89%	(1.38)%	4.28%	3.52%
Return on average equity (excluding tax reform act impact)	4.67%	3.89%	3.63%	4.28%	3.52%
Net interest margin	3.34%	3.20%	3.28%	3.28%	3.06%
Net charge-off ratio	0.17%	0.12%	0.10%	0.14%	0.06%
Efficiency ratio	67.20%	72.91%	68.20%	69.98%	71.72%
Efficiency ratio (excluding merger & restructuring charges)	67.20%	72.91%	69.93%	69.98%	71.72%
Tangible common equity	15.19%	15.02%	15.33%	15.19%	15.17%
Tangible common equity (excluding tax reform act impact)	15.19%	15.02%	15.53%	15.19%	15.17%